SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
                                (Name of Issuer)

                 CLASS B COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    759351505
                                 (CUSIP Number)

                               September 22, 2008
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

Schedule 13G
CUSIP No. 759351505                                               PAGE 2 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Partners
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     283,079
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     283,079
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     283,079
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     1.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 3 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     568,008
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     568,008
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     568,008
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     1.9%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 4 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     29,603
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     29,603
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     29,603
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     0.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 5 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     969,499
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     969,499
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     969,499
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     3.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 6 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MHD Management Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     283,079
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     283,079
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     283,079
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     1.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 7 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     568,008
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     568,008
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     568,008
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     1.9%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     IA
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 8 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     969,499
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     969,499
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     969,499
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     3.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 9 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     1,850,189
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     1,850,189
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     1,850,189
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 10 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Marvin H. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     1,850,189
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     1,850,189
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     1,850,189
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 11 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen M. Dowicz
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     1,850,189
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     1,850,189
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     1,850,189
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 12 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Scott E. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     1,850,189
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     1,850,189
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     1,850,189
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 13 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Michael J. Leffell
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     1,850,189
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     1,850,189
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     1,850,189
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 14 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Timothy I. Levart
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     1,850,189
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     1,850,189
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     1,850,189
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 15 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     1,850,189
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     1,850,189
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     1,850,189
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 16 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Eric P. Epstein
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     1,850,189
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     1,850,189
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     1,850,189
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 17 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     1,850,189
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     1,850,189
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     1,850,189
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 18 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Avram Z. Friedman
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     1,850,189
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     1,850,189
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     1,850,189
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 19 OF 33


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Conor Bastable
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF           (5)    SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY        (6)    SHARED VOTING POWER
                                     1,850,189
OWNED BY                   ---------------------------------------------------

EACH                (7)    SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH         (8)    SHARED DISPOSITIVE POWER
                                     1,850,189
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     1,850,189
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 759351505                                               PAGE 20 OF 33


------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

            Reinsurance Group of America, Incorporated. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1370 Timberlake Manor Parkway
            Chesterfield, Missouri 63017

ITEM 2(a).  NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (v) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (vi) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (vii) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL ("DKIA"); and

                  (viii) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman and Conor Bastable (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and the sole stockholders of DKAI.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).  CITIZENSHIP:

            (i)      DKP - a New York limited partnership

Schedule 13G
CUSIP No. 759351505                                               PAGE 21 OF 33



            (ii)     DKIP - a Delaware limited partnership

            (iii)    CO - a New York limited partnership

            (iv)     DKIL - a British Virgin Islands corporation

            (v)      MHD - a New York limited partnership

            (vi)     DKAI - a New York corporation

            (vii)    DKIA - a Delaware limited liability company

            (viii)   Thomas L. Kempner, Jr. - United States

            (ix)     Marvin H. Davidson - United States

            (x)      Stephen M. Dowicz - United States

            (xi)     Scott E. Davidson - United States

            (xii)    Michael J. Leffell - United States

            (xiii)   Timothy I. Levart - United Kingdom & United States

            (xiv)    Robert J. Brivio, Jr. - United States

            (xv)     Eric P. Epstein - United States

            (xvi)    Anthony A. Yoseloff - United States

            (xvii)   Avram Z. Friedman - United States

            (xviii)  Conor Bastable - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            CLASS B COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2(e).  CUSIP NUMBER:

            759351505

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)[ ] Broker or dealer registered under Section 15
                   of the Act;

            (b)[ ] Bank as defined in Section 3(a)(6) of the Act;

            (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act;

Schedule 13G
CUSIP No. 759351505                                               PAGE 22 OF 33


            (d)[ ] Investment Company registered under Section 8
                   of the Investment Company Act of 1940;

            (e)[ ] Investment Adviser registered under Section 203
                   of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

            (f)[ ] Employee Benefit Plan, Pension Fund which is
                   subject to the provisions of the Employee
                   Retirement Income Security Act of 1974 or
                   Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

            (g)[ ] Parent Holding Company, in accordance with
                   Rule 13d-1(b)(ii)(G);

            (h)[ ] Savings Associations as defined in Section
                   3(b) of the Federal Deposit Insurance Act;

            (i)[ ] Church Plan that is excluded from the
                   definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 1,850,189 shares as a result of their voting and dispositive power over the 1,850,189 shares beneficially owned by DKP, DKIP, DKIL and CO.

         DKIA may be deemed to beneficially own the 969,499 shares beneficially owned by DKIL as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 568,008 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 283,079 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares.

         A. DKP

            (a) Amount beneficially owned: 283,079

            (b) Percent of class: 1.0%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 283,079

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      283,079

         B. DKIP

            (a) Amount beneficially owned: 568,008

Schedule 13G
CUSIP No. 759351505                                               PAGE 23 OF 33


            (b) Percent of class: 1.9%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 568,008

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      568,008

         C. CO

            (a) Amount beneficially owned: 29,603

            (b) Percent of class: 0.1%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 29,603

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      29,603

         D. DKIL

            (a) Amount beneficially owned: 969,499

            (b) Percent of class: 3.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 969,499

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      969,499

         G. MHD

            (a) Amount beneficially owned: 283,079

            (b) Percent of class: 1.0%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

Schedule 13G
CUSIP No. 759351505                                               PAGE 24 OF 33


                (ii)  shared power to vote or to direct the vote: 283,079

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      283,079

         H. DKAI

            (a) Amount beneficially owned: 568,008

            (b) Percent of class: 1.9%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 568,008

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      568,008

         I. DKIA

             (a) Amount beneficially owned: 969,499

             (b) Percent of class: 3.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 969,499

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       969,499

         J. Thomas L. Kempner, Jr.

            (a) Amount beneficially owned: 1,850,189

            (b) Percent of class: 6.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,850,189

Schedule 13G
CUSIP No. 759351505                                               PAGE 25 OF 33



                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,850,189

         K. Marvin H. Davidson

            (a) Amount beneficially owned: 1,850,189

            (b) Percent of class: 6.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,850,189

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,850,189

         L. Stephen M. Dowicz

            (a) Amount beneficially owned: 1,850,189

            (b) Percent of class: 6.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,850,189

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,850,189

         M. Scott E. Davidson

            (a) Amount beneficially owned: 1,850,189

            (b) Percent of class: 6.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,850,189

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,850,189

Schedule 13G
CUSIP No. 759351505                                               PAGE 26 OF 33


         N. Michael J. Leffell

            (a) Amount beneficially owned. 1,850,189

            (b) Percent of class: 6.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,850,189

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,850,189

         O. Timothy I. Levart

            (a) Amount beneficially owned: 1,850,189

            (b) Percent of class: 6.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,850,189

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,850,189

         P. Robert J. Brivio, Jr.

            (a) Amount beneficially owned: 1,850,189

            (b) Percent of class: 6.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,850,189

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,850,189

Schedule 13G
CUSIP No. 759351505                                               PAGE 27 OF 33



         Q. Eric P. Epstein

            (a) Amount beneficially owned: 1,850,189

            (b) Percent of class: 6.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,850,189

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,850,189

         R. Anthony A. Yoseloff

            (a) Amount beneficially owned: 1,850,189

            (b) Percent of class: 6.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,850,189

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,850,189

         S. Avram Z. Friedman

            (a) Amount beneficially owned: 1,850,189

            (b) Percent of class: 6.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,850,189

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,850,189

         T. Conor Bastable

            (a) Amount beneficially owned: 1,850,189

Schedule 13G
CUSIP No. 759351505                                               PAGE 28 OF 33


            (b) Percent of class: 6.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,850,189

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,850,189

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Item 4.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 759351505                                               PAGE 29 OF 33




                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  October 2, 2008            DAVIDSON KEMPNER PARTNERS
                                   By: MHD Management Co.,
                                     its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
                                   By: Davidson Kempner Advisers Inc.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   M.H. DAVIDSON & CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                   By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   MHD MANAGEMENT CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER ADVISERS INC.

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

Schedule 13G
CUSIP No. 759351505                                               PAGE 30 OF 33


                                   DAVIDSON KEMPNER INTERNATIONAL
                                   ADVISORS, L.L.C.

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Thomas L. Kempner, Jr.

                                   /s/ Marvin H. Davidson
                                   ----------------------------------
                                   Marvin H. Davidson

                                   /s/ Stephen M. Dowicz
                                   ----------------------------------
                                   Stephen M. Dowicz

                                   /s/ Scott E. Davidson
                                   ----------------------------------
                                   Scott E. Davidson

                                   /s/ Michael J. Leffell
                                   ----------------------------------
                                   Michael J. Leffell

                                   /s/ Timothy I. Levart
                                   ----------------------------------
                                   Timothy I. Levart

                                   /s/ Robert J. Brivio, Jr.
                                   ----------------------------------
                                   Robert J. Brivio, Jr.

                                   /s/ Eric P. Epstein
                                   ----------------------------------
                                   Eric P. Epstein

                                   /s/ Anthony A. Yoseloff
                                   ----------------------------------
                                   Anthony A. Yoseloff

                                   /s/ Avram Z. Friedman
                                   ----------------------------------
                                   Avram Z. Friedman

                                   /s/ Conor Bastable
                                   ----------------------------------
                                   Conor Bastable

Schedule 13G
CUSIP No. 759351505                                               PAGE 31 OF 33


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  October 2, 2008            DAVIDSON KEMPNER PARTNERS
                                   By: MHD Management Co.,
                                     its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
                                   By: Davidson Kempner Advisers Inc.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   M.H. DAVIDSON & CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                   By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G
CUSIP No. 759351505                                               PAGE 32 OF 33


                                   MHD MANAGEMENT CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER ADVISERS INC.

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   DAVIDSON KEMPNER INTERNATIONAL
                                   ADVISORS, L.L.C.

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------

                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   /s/ Thomas L. Kempner, Jr.
                                   ----------------------------------
                                   Thomas L. Kempner, Jr.

                                   /s/ Marvin H. Davidson
                                   ----------------------------------
                                   Marvin H. Davidson

                                   /s/ Stephen M. Dowicz
                                   ----------------------------------
                                   Stephen M. Dowicz

                                   /s/ Scott E. Davidson
                                   ----------------------------------
                                   Scott E. Davidson

                                   /s/ Michael J. Leffell
                                   ----------------------------------
                                   Michael J. Leffell

                                   /s/ Timothy I. Levart
                                   ----------------------------------
                                   Timothy I. Levart

                                   /s/ Robert J. Brivio, Jr.
                                   ----------------------------------
                                   Robert J. Brivio, Jr.

                                   /s/ Eric P. Epstein
                                   ----------------------------------
                                   Eric P. Epstein

                                   /s/ Anthony A. Yoseloff
                                   ----------------------------------
                                   Anthony A. Yoseloff

                                   /s/ Avram Z. Friedman
                                   ----------------------------------
                                   Avram Z. Friedman

Schedule 13G
CUSIP No. 759351505                                               PAGE 33 OF 33

                                   /s/ Conor Bastable
                                   ----------------------------------
                                   Conor Bastable